SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): August 27, 1999
                                                         ---------------



                              SJNB Financial Corp
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




             California              0-11771                77-0058227
   -------------------------------------------------------------------------
   (State or other jurisdiction    (Commission           (I.R.S. Employer
        of incorporation)          File Number)       Identification Number)


                   One North Market Street
                   San Jose, California                       95113
                   ----------------------------------------------------
                  (Address of principal executive offices)   (Zip Code)



       Registrant's telephone number, including area code: (408) 947-7562
                                                           --------------

Item 5.    Other Events.

     On August 27, 1999, the Company, Saratoga Bancorp ("Saratoga"), and Saratoga National Bank ("SNB") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which all of the outstanding shares of Saratoga common stock will be exchanged for shares of the Company's Common Stock pursuant to a tax-free exchange (the "Merger"), subject to dissenters' rights under applicable law. The Merger Agreement, which has been approved by the Board of Directors of both companies and the Board of Directors of SNB, is subject to approval by the shareholders of both Saratoga and the Company, clearance by regulatory authorities, including the Federal Reserve Board, and other terms and conditions customary for transactions of this type. The parties also entered into a Stock Option Agreement dated as of August 27, 1999 (the "Stock Option Agreement"), as more fully described below.

     Although no formal timetable for the Merger has been set, subject to satisfaction of the conditions in the Merger Agreement, it is estimated the closing will occur in the fourth quarter of 1999. The Merger Agreement and the related Stock Option Agreement are attached as exhibits to this Report and are incorporated herein by reference. The following summaries of the Merger Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

     The Merger Agreement provides for Saratoga shareholders to receive .70 shares of SJNB Common Stock for each outstanding share of Saratoga Common Stock. The Merger Agreement provides that should SJNB's average price (as defined) on the NASDAQ National Market prior to closing be below $29.3590, then Saratoga can terminate the Merger Agreement. If, but only if, Saratoga terminates the Merger Agreement under such a circumstance, then SJNB may, at its option, increase the exchange ratio to a ratio which will provide approximately $29.3590 per share for each Saratoga share and the Merger Agreement shall not be deemed terminated. At the effective time of the Merger, stock options to acquire Saratoga Common Stock would be converted into options to acquire SJNB Common Stock. If the Merger were consummated as of August 27, 1999, based on the closing SJNB stock price of $33.25 on August 27, 1999, the Merger would result in the issuance of approximately 1,110,000 new shares of SJNB Common Stock, excluding currently outstanding options. Based upon SJNB's closing price of $33.25 on August 27, 1999, the Merger would be valued at approximately $36.9 million. At August 25, 1999, SJNB had approximately 2,350,118 shares outstanding and Saratoga had approximately 1,586,588 shares outstanding.

     Following the execution of the Merger Agreement, Saratoga, as a condition to, and in consideration for entering into, the Merger Agreement, entered into a Stock Option Agreement which granted the Company an option to purchase up to 378,561 shares of Saratoga Common Stock (the "Option Shares"), subject to adjustment, at an exercise price of $19.21 per share (the "Stock Option"). The Option Shares, if issued pursuant to the Stock Option Agreement, would represent approximately 19.9% of the issued and outstanding shares of Saratoga's Common Stock after giving effect to the issuance of any shares pursuant to an exercise of the Stock Option but in no event will the number of Option Shares exceed 19.9% of Saratoga's issued and outstanding Common Stock. The number of shares of Saratoga's Common Stock subject to the Stock Option will be increased to the extent that Saratoga issues additional shares of Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9% of the then issued and outstanding shares of Saratoga's Common Stock after giving effect to the issuance of shares pursuant to an exercise of the Stock Option. In the event Saratoga issues or agrees to issue any shares of Common Stock (other than pursuant to any warrants or options outstanding at August 27, 1999 as permitted under the Merger Agreement) at a price less than $19.21 per share (or lower than an adjusted price per share), the exercise price will be equal to such lesser price. The number of shares of Saratoga's Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, or similar event relating to Saratoga.

     Provided that the Company shall not be in material breach of the Stock Option Agreement or the Merger Agreement, and no injunction or other order against exercise of the Stock Option or delivery of the Option Shares is currently in effect, the Company may exercise the Stock Option, in whole or in part, subject to regulatory approval, with written notice at any time within 30 days (subject to extension as provided in the Stock Option Agreement) after both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to termination of the Stock Option.

     Termination of the Stock Option  generally  occurs at any of the following:
(i) the effective time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond termination of the Merger Agreement and prior to the passage of such 12 month period, the termination of the Stock Option will be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after termination of the Merger Agreement); or (iv) August 27, 2002. The "Last Triggering Event" means the last Initial Triggering Event to occur.

     "Initial Triggering Event" is defined as the occurrence of any of the following events: (i) Saratoga or any of its subsidiaries, without the Company's prior written consent, enters into an agreement with any person (the term "person" having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder)(other than the Company or any subsidiary thereof) to engage in, or the Board of Directors of Saratoga recommends that the shareholders of Saratoga approve or accept (other than as contemplated by the Merger Agreement), (x) a merger or consolidation, or any similar transaction, involving Saratoga or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Saratoga, (y) a purchase, lease or other acquisition representing 15% or more of the consolidated assets of Saratoga and its subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Saratoga or any Significant Subsidiary of Saratoga (each of the transactions described in the preceding clauses (x), (y) and (z) being referred to as an "Acquisition Transaction"); (ii) Saratoga or any of its subsidiaries or affiliates, without having received the Company's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than the Company or a subsidiary thereof, or the Board of Directors of Saratoga publicly withdraws or modifies, or publicly announces its intent to withdraw or modify, in any manner adverse to the Company, its recommendation that the shareholders of Saratoga approve the transactions contemplated by the Merger Agreement; (iii) Any person (other than the Company, any subsidiary thereof or any Saratoga subsidiary acting in a fiduciary capacity) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Saratoga Common Stock; (iv) Any person (other than the Company or any subsidiary thereof) makes a bona fide proposal to Saratoga or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; (v) A third party makes a proposal to Saratoga or its shareholders to engage in an Acquisition Transaction, followed by Saratoga breaching any covenant or obligation contained in the Merger Agreement, such breach entitling the Company to terminate the Merger Agreement, and such breach shall not be cured prior to the date that the Company sends notice of its exercise of the Stock Option to Saratoga; or (vi) Any person (other than the Company or any subsidiary thereof), other than in connection with a transaction to which the Company has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice is accepted for processing, for approval to engage in an Acquisition Transaction.

     "Subsequent Triggering Event" is defined as either (A) the acquisition by any person (other than the Company or any subsidiary thereof) of beneficial ownership of 20% or more of the then outstanding Common Stock of Saratoga, or
(B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referenced in subclause (z) thereof shall be 20%.

     The information in this report shall not constitute an offer to exchange or the solicitation of an offer to exchange, nor shall there be any exchange of the Company's Common Stock in any state in which such offer, solicitation, or exchange would be unlawful prior to the registration or qualification under the securities laws of any such state. The Company's Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC. A registration statement relating to the Company's Common Stock to be exchanged will be filed with the SEC. The Company's Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time such registration statement becomes effective.

     Item 7: Financial Statements and Exhibits
             ---------------------------------

     (c) Exhibits. The following is furnished in accordance with the provisions of Item 601 of Regulation S-K.

          Exhibit 2.1: Agreement and Plan of Merger dated as of August 27, 1999, among the Registrant, Saratoga Bancorp and Saratoga National Bank.

          Exhibit 99.1:Stock  Option  Agreement  dated  as  of August 27,  1999, among the Registrant and Saratoga Bancorp.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 1, 1999

                        SJNB Financial Corp.
                        --------------------
                        (Registrant)




                        By /s/ Eugene E. Blakeslee
                          ------------------------------
                          Eugene E. Blakeslee
                          Executive Vince President and
                          Chief Financial Officer (Chief
                          Accounting Officer)